FOURTH ADDENDUM TO MASTER CUSTODIAN AGREEMENT






THIS FOURTH ADDENDUM ("Addendum") to that certain Master Custodian Agreement (the "Agreement") dated June 22, 2001, as amended, by and between The Nottingham Management Company (the "Administrator") and Wachovia Bank, NA (successor by merger to First Union National Bank) (the "Bank"). All defined terms in this Addendum shall have the same meaning as in the Agreement unless specifically stated otherwise. In the event there are any inconsistencies between the Agreement and this Addendum, the provisions of this Addendum control:


1. The Administrator and Bank wish to add the following new Trust to the Agreement and modify Exhibit A of the Agreement accordingly.

     a. Exhibit A is hereby modified and amended by the adding the following Trust to Exhibit A:

                     "PMFM Investment Trust"


IN WITNESS WHEREOF, the parties, in consideration of the mutual promises herein and other good and valuable consideration, have caused this Addendum to be executed by their duly authorized officers effective this 20th day of June, 2003.


THE NOTTINGHAM MANAGEMENT COMPANY             WACHOVIA BANK, NA

By: /s/ C. Frank Watson III                    By: /s/ Paul T. Cahill
    __________________________                    __________________________
    C. Frank Watson III                           Paul T. Cahill
Its:  President                                Its:  Vice President